Exhibit 10.1

ADVISORY UNITS AGREEMENT

This Advisory Units Agreement (this “Agreement”), dated as of April 15, 2015, is entered into by and among Sumitomo Mitsui Banking Corporation (“SMBC”), a Japanese corporation with its head office at 1-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-0006, Japan, its subsidiary SMBC Nikko Securities Inc. (“Nikko” and together with SMBC, “SMBC/Nikko”), a Japanese corporation with its head office at 3-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8325, Japan and SMBC Capital Markets, Inc., a Delaware corporation with its head office at 277 Park Avenue, New York, New York 10172 (“SMBC Unit Holder”), on the one hand, and Moelis & Company Group LP (“Moelis Advisory”), a Delaware limited partnership with offices at 399 Park Avenue, New York, NY 10022, United States, Moelis & Company (“Moelis & Company”), a Delaware corporation with offices at 399 Park Avenue, New York, NY 10022, United States and Moelis & Company Group GP LLC, a Delaware limited liability company with offices at 399 Park Avenue, New York, NY 10022, United States (“General Partner”), on the other hand.  SMBC, Nikko, SMBC Unit Holder, Moelis Advisory, Moelis & Company and General Partner are each referred to herein as a “party” and collectively referred to as the “parties”.

W I T N E S S E T H:

WHEREAS, as of December 27, 2011, SMBC/Nikko, Moelis & Company Holdings GP LLC (“MAM General Partner”) and Moelis & Company Holdings LP (“Moelis Holdings”) entered into that certain Strategic Alliance Agreement with respect to certain investment banking businesses in certain regions involving Japanese companies (the “Strategic Alliance Agreement”);

WHEREAS, in connection with the initial public offering by Moelis & Company of shares of its Class A Common Stock (the “IPO”), the advisory business of Moelis Holdings was effectively transferred to Moelis Advisory and a new public company, Moelis & Company, was formed as the parent company of Moelis Advisory; and Moelis Holdings retained its asset management business and was renamed as Moelis Asset Management LP; and

WHEREAS, simultaneously with the entry into this Agreement, SMBC/Nikko, Moelis Holdings, Moelis Advisory, MAM General Partner and Moelis & Company are entering into an Assignment and Assumption, whereby Moelis Holdings will transfer its rights and obligations with respect to the Strategic Alliance to Moelis Advisory and Moelis Advisory will assume such rights and obligations and Moelis Holdings will transfer its rights and obligations with respect to SMBC/Nikko’s registration rights to Moelis & Company and Moelis & Company will assume such rights and obligations; and

WHEREAS, the parties wish to modify certain provisions of the Strategic Alliance Agreement with respect to lock-up terms and exchange opportunities in connection with SMBC/Nikko’s investment in Moelis Advisory.

NOW, THEREFORE, in consideration of the foregoing and the respective promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

Section 1.  Redemption and Exchange

(a) SMBC may redeem/exchange in any regular periodic redemption/exchange window (meaning the date for such a regular periodic redemption/exchange window established by General Partner under Section 14.1(d)(v) of the Amended and Restated Agreement of Limited Partnership of Moelis Advisory (the “Advisory LPA”) for which one may submit a Notice of Redemption (as defined in the Advisory LPA)) opened, its Moelis Advisory Units into Moelis & Company Class A Common Stock (or cash at the election of General Partner) as follows:

- 50% on or after July 1, 2015;

- 50% on or after the second anniversary of the IPO closing date (that is April 22, 2016).

(b) Moelis Advisory and General Partner will provide SMBC with a redemption/exchange window (or other opportunity for redemption/exchange of its Moelis Advisory Units into Moelis & Company Class A Common Stock (or cash at the election of General Partner)) no later than August 31, 2015, without regard to whether Moelis & Company has a Form S-3 registration statement in effect or is eligible to use Form S-3, in accordance with the terms of the Advisory LPA.  Moelis Advisory may allow a redemption/exchange window to holders excluding SMBC, executive officers of Moelis & Company (“Executive Officers”) and Moelis Advisory Managing Directors with respect to their Managing Director Units prior to July 1, 2015 in accordance with the terms of the Advisory LPA.

(c) Thereafter, Moelis Advisory and General Partner will provide SMBC with a redemption/exchange window (or other opportunity for redemption/exchange of its Moelis Advisory Units into Moelis & Company Class A Common Stock (or cash at the election of General Partner)) no less frequently than once per calendar year in accordance with the terms of the Advisory LPA.

(d) Underwritten secondary offerings do not count as an opportunity for redemption/exchange.  Opportunities for redemption/exchange that are cancelled or postponed to the following year by Moelis Advisory, Moelis & Company or General Partner or their respective affiliates (for example, due to a secondary offering or blackout period) do not count as an opportunity for redemption/exchange.  An opportunity for redemption/exchange that SMBC cannot participate in because SMBC revoked its election to participate in the prior redemption/exchange, does count as an opportunity for redemption/exchange.

Section 2. Notice of Redemption/Exchange

(a) Moelis Advisory and General Partner will provide SMBC with no less than 16 days’ written notice prior to the election date for SMBC for any redemption/exchange window.  Moelis Advisory and General Partner will provide SMBC with such notice in any event no later than notice is provided to the other limited partners who are outside investors.  The parties anticipate that generally for regular periodic redemptions/exchanges the election date for SMBC will be at least 45 days prior to the redemption/exchange date and for underwritten secondary offerings, the election date for SMBC will be at least 15 days prior to the redemption/exchange date.

Section 3. Resale; Legends

(a) Once redeemed/exchanged for Class A Common Stock, there will be no contractual restrictions on resale or transfer imposed by Moelis & Company, Moelis Advisory or General Partner. Moelis & Company will assist SMBC in removing legends on the Class A Common Stock (subject to compliance with securities laws), including by procuring any legal opinions (subject to receiving customary representation letters from SMBC) or other documentation required in connection therewith at Moelis & Company’s expense as is customary for publicly traded companies with legended shares.

(b) Notwithstanding the foregoing, SMBC agrees not to sell Class A Common Stock during the 20 trading day period ending on the last trading day used by Moelis Advisory to set the price of Moelis & Company equity awarded as part of annual incentive compensation for 2016, 2017 and 2018.  Moelis Advisory and General Partner shall provide SMBC written notice of such period at least 30 days in advance.

Section 4. Underwritten Offerings

(a) SMBC may participate pro rata with Managing Directors (including former Managing Directors) of Moelis Advisory and Moelis Asset Management (as a group) in any underwritten secondary offering of Class A Common Stock prior to the fifth anniversary of the IPO Closing Date.

(b) The foregoing right shall not limit SMBC’s rights under Section 12.4(a) of the Strategic Alliance Agreement with respect to Units in Moelis Advisory.

Section 5. Underwriters Lock-Up

(a) SMBC will agree not to sell any Class A Common Stock or Moelis Advisory units before the closing of an underwritten offering from the date Moelis & Company notifies SMBC of such potential offering in reasonable detail including the proposed date (which shall occur not more than three times per calendar year) (i) if and to the extent that all of the Executive Officers (including Ken Moelis) also so agree or are otherwise so bound by similar restrictions; and (ii) provided that such potential offering be proposed to close within two (2) months; and (iii) provided that such agreement shall be void upon the postponement or delay of such offering by more than two (2) months from the originally proposed closing date.

(b) For any underwritten offering that SMBC participates in, SMBC will agree to any lock-up the underwriters request, if and to the extent that the Executive Officers (including Ken Moelis) also so agree or are otherwise so bound by such lock-up; provided such lock-up shall not exceed 90 days from the closing of the offering.

(c) For any other underwritten offering, if SMBC holds Class A Common Stock of Moelis & Company (excluding partnership units) that represent 1% or more of Moelis & Company’s free float of Class A Common Stock, regardless of whether SMBC is participating in such offering or not, SMBC will agree to any lock-up the underwriters request, if and to the extent that the Executive Officers (including Ken Moelis), also so agree or are otherwise so bound by such lock-up; provided such lock-up on SMBC shall not exceed 45 days from the closing of the offering.

(d) Any underwriters lock-up agreement will provide that, and Moelis & Company and General Partner will use reasonable best efforts to ensure that, SMBC be released from the underwriters lock-up pro rata and notified of such release if any Executive Officers are released from the underwriters lock-up, simultaneously with such release of one or more Executive Officers.  Notwithstanding the foregoing paragraphs, SMBC need not sign any underwriters lock-up agreement that fails to satisfy this condition.

Section 5.  Miscellaneous

(a) Capitalized terms used without definition herein shall have the respective meanings given to such terms in the Strategic Alliance Agreement.

(b) The Governing Law and Jurisdiction provisions of Section 15.8 of the Strategic Alliance Agreement shall apply to this Agreement.

(c) The rights granted hereunder to SMBC with respect to limited partnership units, shares and other securities referred to as belonging to or held or owned by SMBC (or other similar language) shall be interpreted to include and apply to such securities held by SMBC and all of its affiliates (within the meaning given to such term under the Securities Act of 1933), including SMBC Unit Holder, and may be exercised by SMBC or such affiliates, unless the context requires otherwise.

(d) This Agreement may be executed in two or more counterparts (including by facsimile or by electronic mail in Portable Document Format), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties have caused this Advisory Units Agreement to be executed and delivered on the date first written above.

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Takeshi Kunibe
Name:	Takeshi Kunibe
Title:	President

SMBC NIKKO SECURITIES INC.

By:	/s/ Tetsuya Kubo
Name:	Tetsuya Kubo
Title:	President & CEO

SMBC CAPITAL MARKETS, INC.

By:	/s/ Antony Yates
Name:	Antony Yates
Title:	Chairman

MOELIS & COMPANY GROUP LP

By:	Moelis & Company Group GP LLC
Its:	General Partner

By:	/s/ Kenneth D. Moelis
Name:	Kenneth D. Moelis
Title:	Chief Executive Officer
April 30, 2015

MOELIS & COMPANY

By:	/s/ Kenneth D. Moelis
Name:	Kenneth D. Moelis
Title:	Chief Executive Officer
April 30, 2015

MOELIS & COMPANY GROUP GP LLC

By:	/s/ Kenneth D. Moelis
Name:	Kenneth D. Moelis
Title:	Chief Executive Officer
April 30, 2015